UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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SMART ONLINE, INC.
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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SMART ONLINE, INC.
2530 Meridian Parkway
2nd Floor
Durham, North Carolina 27713

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 20, 2007

You are cordially invited to attend the Annual Meeting of Stockholders of Smart Online, Inc., which will be held on Wednesday, June 20, 2007, at 9:30 a.m. local time, at the Hilton Hotel - Raleigh-Durham Airport, 4810 Old Page Road, Research Triangle Park, North Carolina 27709, to consider and vote upon the following matters and to transact such other business as may be properly brought before the meeting:

•	Proposal No. 1 — Election of seven directors

•	Proposal No. 2 — Ratification of the appointment of Sherb & Co., LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007

Stockholders of record at the close of business on May 1, 2007, are entitled to notice of and to vote at the annual meeting and any and all adjournments or postponements thereof.

By Order of the Board of Directors

/s/ James W. Gayton
James W. Gayton
Secretary

Durham, North Carolina
June 4, 2007

IMPORTANT: Whether or not you plan to attend the meeting in person, please submit voting instructions for your shares promptly using the directions on your proxy card to vote by one of the following methods: (1) over the Internet, by accessing the website address printed on your proxy card; or (2) by marking, dating and signing your proxy card and returning it in the accompanying postage-paid envelope.

SMART ONLINE, INC.

PROXY STATEMENT

MEETING INFORMATION

The Board of Directors of Smart Online, Inc. (the “Company”) is asking for your proxy for use at the 2007 Annual Meeting of Stockholders and any adjournments of the meeting. The meeting will be held at Hilton Hotel - Raleigh-Durham Airport, 4810 Old Page Road, Research Triangle Park, North Carolina 27709, on Wednesday, June 20, 2007, at 9:30 a.m. local time, to conduct the following business and such other business as may be properly brought before the meeting: (1) election of seven directors; and (2) ratification of the appointment of Sherb & Co., LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007.

The Board of Directors recommends that you vote FOR the election of the director nominees listed in this proxy statement, and FOR ratification of the appointment of Sherb & Co., LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007.

The Company intends to mail its 2007 Annual Report, this proxy statement and the accompanying proxy card to stockholders beginning on or about June 8, 2007. The annual report and proxy statement will also be available on the Internet at www.smartonline.com/annualreport.html. The annual report is not part of the Company’s proxy soliciting materials.

VOTING PROCEDURES

Who Can Vote

Only stockholders of record at the close of business on May 1, 2007 are entitled to vote at the meeting and any adjournments of the meeting. At that time, there were 17,872,137 shares of the Company’s common stock outstanding, each of which is entitled to one vote on each matter submitted to a vote at the meeting. The common stock is the only class of securities of the Company that has the right to vote at the meeting.

How You Can Vote

You may vote shares by proxy or in person using one of the following methods:

•
Voting by Internet. You can vote over the Internet using the directions on your proxy card by accessing the website address printed on the card. The deadline for voting over the Internet is Tuesday, June 19, 2007 at 7:00 p.m. Eastern time. If you vote over the Internet you need not return your proxy card.

•
Voting by Proxy Card. You can vote by completing and returning your signed proxy card. To vote using your proxy card, please mark, date and sign the card and return it by mail in the accompanying postage-paid envelope. You should mail your signed proxy card sufficiently in advance for it to be received by Tuesday, June 19, 2007.

•
Voting in Person. You can vote in person at the meeting if you are the record owner of the shares to be voted. You can also vote in person at the meeting if you present a properly signed proxy that authorizes you to vote shares on behalf of the record owner. If your shares are held by a broker, bank, custodian or other nominee, to vote in person at the meeting you must present a letter or other proxy appointment, signed on behalf of the broker or nominee, granting you authority to vote the shares.

How You Can Revoke Your Proxy and Change Your Vote

You can revoke your proxy and change your vote by (1) attending the meeting and voting in person, (2) delivering written notice of revocation of your proxy to the Secretary of the Company at any time before voting is closed, (3) timely submitting another signed proxy card bearing a later date, or (4) timely submitting new voting instructions over the Internet as described above.

How Your Proxy Will Be Voted

If you timely submit your proxy over the Internet or by proxy card as described above and have not revoked it, your shares will be voted or withheld from voting in accordance with the voting instructions you gave. If you timely submit your proxy without giving contrary voting instructions, your shares will be voted “FOR” election of the director nominees listed in this proxy statement, and “FOR” ratification of the appointment of Sherb & Co., LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007.

How You Can Vote Shares Held by a Broker or Other Nominee

If your shares are held by a broker, bank, custodian or other nominee, you may have received a voting instruction form with this proxy statement instead of a proxy card. The voting instruction form is provided on behalf of the broker or other nominee to permit you to give directions to the broker or nominee on how to vote your shares. Please refer to the voting instruction form or contact the broker or nominee to determine the voting methods available to you.

Quorum Required

A quorum must be present at the meeting before business can be conducted. A quorum will be present if a majority of the shares entitled to vote are represented in person or by proxy at the meeting. Shares represented by a proxy with instructions to withhold authority to vote or to abstain from voting on any matter will be considered present for purposes of determining the existence of a quorum. Shares represented by a proxy as to which a broker, bank, custodian or other nominee has indicated that it does not have discretionary authority to vote on any matter (sometimes referred to as a “broker non-vote”) will also be considered present for purposes of determining the existence of a quorum.

Vote Required

Directors will be elected by a plurality of the votes cast. Thus the seven nominees who receive the most votes will be elected to fill the available positions. Stockholders do not have the right to vote cumulatively in electing directors. Withholding authority in your proxy to vote for a nominee will result in the nominee receiving fewer votes.

The proposed ratification of the appointment of Sherb & Co., LLP as independent auditors for fiscal 2007 will be approved if the votes cast for approval exceed the votes cast against approval.

Abstentions and broker non-votes will not be counted for purposes of determining whether these proposals have received sufficient votes for approval.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Nominees for Election as Directors

All seven of the persons nominated for election to the Board of Directors at the annual meeting are currently serving as directors of the Company. The Company is not aware of any nominee who will be unable or will decline to serve as a director. If a nominee becomes unable or declines to serve, the accompanying proxy may be voted for a substitute nominee, if any, designated by the Board of Directors. The term of office of each person elected as a director will continue until the later of the next annual meeting of stockholders or until such time as his successor has been duly elected and qualified.

The following table lists the nominees for election and information about each.

Name	Age	Principal Occupation and Background
Dennis Michael Nouri	54
President, Chief Executive Officer, and Director. Mr. Nouri co-founded Smart Online in 1993 to develop and market business productivity software to provide small businesses with cost-effective tools that address critical business issues and enhance their competitive positioning. He has been an officer and director of Smart Online since that time. Prior to founding Smart Online, Mr. Nouri was founder and CEO of the Nouri Group of Companies from 1980 to 1991. The Nouri Group of Companies acquired a number of government-owned manufacturers in Europe and privatized them. The Nouri Group was a multi-national conglomerate with diversified activities in real estate development, investment, construction, motor yacht manufacturing, high-end home design and architecture, and marketing and publishing. More than half of the company’s business was derived from real estate development and investment and joint ventures. Another third of the company’s business was derived from construction and motor yacht manufacturing. Mr. Nouri is a member of the National Association of Corporate Directors (“NACD”).

Thomas P. Furr	40
Chief Operating Officer and Director. Mr. Furr is responsible for developing and implementing strategies to leverage existing direct and indirect distribution channels. He became Vice President, Sales of Smart Online in 2001. He became the Company’s Chief Operating Officer in November 2005. In 2002, he also became a Director. He was a co-founder and president of Kinetics, Inc., one of the first online commerce providers for the small business industry, from 1994 until 1995. Smart Online purchased Kinetics in 1995. After founding Kinetics, Mr. Furr was with the Plurimus Corporation from 1999 until 2001, where he managed Plurimus’s southeast direct sales efforts. Previously, from 1996 until 1999 he managed East Coast direct sales and channel efforts in Canada and South Africa for Information Retrieval Corporation, a leading multi-national back-end CRM/help desk company. Mr. Furr holds a bachelor’s degree in finance from East Carolina University.

Jeffrey W. LeRose	62
Chairman of the Board and Director. Mr. LeRose was first appointed as a Director on September 13, 2005. Mr. LeRose is CEO and President of Research Triangle Software, an information technology company that he founded in 2001. Mr. LeRose was the Chairman of the Board of Directors of the business-to-business online e-commerce firm, Internet Commerce Corporation (NASDAQ: ICCA) from March 2001 until September 2001. He became Chairman of ICCA after selling Research Triangle Commerce, Inc. (“RTCI”) to ICCA in November 2000. Mr. LeRose was the founder and President of RTCI from September 1991 until November 2000. He currently sits on the Board of Advisors for the Love School of Business at Elon University and is a founding Board Member for the Research Triangle Chapter of the “NACD”. Mr. LeRose also is on the Board of Advisors for Southern Capitol Ventures, where he provides advice on the investments in emerging technology companies in central North Carolina. Mr. LeRose received his BA from New Jersey City University.

Shlomo Elia	64
Director.  Mr. Elia has served on the Company’s Board of Directors since November 16, 2006, and was originally recommended for appointment to the Board by Atlas Capital, S.A., one of the Company’s stockholders. Mr. Elia is a Director of 3Pen Ltd. (“3Pen”), a private holding company focusing on business opportunities in Internet infrastructure and telecommunications. Prior to founding 3Pen in 1999, Mr. Elia held several senior positions in the Israeli Defense Forces (“I.D.F.”), including the post of the Military Governor of the West-Bank (1982-1984) and Commander of the Liaison Unit for South Lebanon (1984-1985). During his service, among other activities, General Elia was engaged for a year as a Research Fellow in the Institute of International Strategic Affairs at U.C.L.A. Since his retirement from the I.D.F., he is involved in communication projects in Nigeria and West Africa, and construction projects in Romania. Among his civilian activities, Mr. Elia was Chairman of the National Tourist Board and currently is Chairman of 3Pen Technologies Ltd.. and co-chairman of the Israeli Soldiers Welfare Association. Mr. Elia holds a B.A. degree in Modern History of the Middle-East from Tel Aviv University.

Philippe Pouponnot	37
Director. Mr. Pouponnot has served on the Company’s Board of Directors since November 16, 2006, and was originally recommended for appointment to the Board by the Blueline Fund, one of the Company’s stockholders. Mr. Pouponnot is a Director of Azur Management SAL (“Azur”) a business engaged in the study and management of assets and companies. Mr. Pouponnot has been a director of Azur since its founding in 1999. In his position with Azur, he has gained international experience working with banks and brokers in all phases of investment management, including administrative, investment and commercial transactions. He also serves as an asset and investment manager for companies and high net worth individuals. Mr. Pouponnot has also worked closely with companies in a variety of sectors in matters ranging from formation to reorganization to liquidation.

C. James Meese, Jr.	65
Director. Mr. Meese has served on the Company’s Board of Directors since November 16, 2006. Mr. Meese is President and founder of Business Development Associates, Inc. (“BDA”) a strategic advisory firm. Since 1989, BDA has provided advice and assistance to both middle market and emerging companies on issues of company valuations, acquisitions and divestitures, market development, corporate governance, capital acquisition, strategic planning, exit strategies and organizational structuring. Prior to 1989, Mr. Meese spent approximately 20 years in various senior corporate marketing, business development and finance positions. Sixteen of those years were spent with West Pharmaceutical Services Inc. (“West”). He was a member of the company’s Top Management Committee during his last four years with West. Mr. Meese is also a director of Digital Recorders, Inc. (NASDAQ:TBUS) (“DRI”), The Altoona Railroaders Memorial Museum, and The Raleigh Rescue Mission and its Foundation. He is a former Chair and current member of the DRI Audit Committee, chairs the Railroaders Museum Board, is president of the Raleigh Rescue Mission Board, and serves on a variety of committees in his directorships. He is a member of the NACD and is designated as the Company’s Audit Committee Financial Expert.  Mr. Meese received a B.A. degree in Economics from the University of Pennsylvania and an M.B.A. from Temple University.

David E. Colburn	60
Director. Mr. Colburn was appointed to the Company’s Board of Directors on May 31, 2007. He served as President, Global Manufacturing Industry Practice, Electronic Data Systems (“EDS”), a provider of business and technology solutions, from 2004-2006. Mr. Colburn has been responsible for developing EDS's global manufacturing industry business and sales strategy for its automotive, industrial manufacturing, high tech and aerospace & defense Segments. Mr. Colburn has previously served as EDS's Area Director, Manufacturing - Automotive (2003 - 2004); Vice President of the Global Industry Group (2002 - 2003); and Vice President of Global Industrial Manufacturing within the Global Industry Group (2001 - 2002). In addition, Mr. Colburn has had a career where he has had responsibilities as President of four different corporations in the Manufacturing and Industrial segments. Mr. Colburn has served as chairman and on the boards of directors of several automotive industry associations. Mr. Colburn received a B.A. in Liberal Arts from Robert Wesleyan College, and previously served on that institution's Board of Trustees. He has enrolled in continuing education programs at, among others, the University of Michigan and the University of Pennsylvania.

The Board of Directors recommends stockholders
vote FOR election of the nominees named above.

Executive Officers

The names of the Company’s executive officers are listed below. The Company’s executive officers are appointed by its Board of Directors to hold office until their successors are appointed.

Name	Age	Position
Michael Nouri(1)(2)	54	President, Chief Executive Officer, and Director
Henry Nouri(2)	51	Executive Vice President
Thomas Furr	40	Chief Operating Officer, Director
Anil Kamath	40	Chief Technology Officer
Nicholas A. Sinigaglia	38	Chief Financial Officer and Principal Accounting Officer
Gary Mahieu	39	Chief Operating Officer and Vice President of Smart Commerce, Inc., a wholly owned subsidiary
Mike Stuart	38	Vice President - Sales
Brian Donaghy	39	Vice President - Product Strategy

(1)	Michael Nouri’s full name is Dennis Michael Nouri.
(2)	Dennis Michael Nouri and Henry Nouri are brothers.

Henry Nouri, Executive Vice President. Mr. Nouri co-founded Smart Online in 1993 and has been the Company’s Vice President since that time. Currently, he manages the Company’s research and development teams. He is responsible for development of the Company’s CD-ROM and Internet-hosted applications, for creating the extensive research and information management systems required to control the flow of vital validated business data and for the effective delivery of that information to the business user. In 1978, Mr. Nouri received a B.S. in Civil Engineering Technology from Florida International University.

Anil Kamath, Chief Technology Officer. Mr. Kamath joined Smart Online as Director of Database Implementation in July 1999 and became Vice President, Technology in 2000; he became the Company’s Chief Technology Officer in November 2005. Mr. Kamath is responsible for the architecture of the Company’s web-native Software-as-a-Service platform, supervises the development team, and provides architectural design direction for new software and hardware implementations. Before joining Smart Online he was the senior database architect for A4 Health Systems from 1998 to 1999 and senior software architect and technical manager of BSG Imonics from 1991 until 1997. He holds a master’s degree in computer and information sciences from the University of Florida.

Nicholas A. Sinigaglia, Chief Financial Officer. Mr. Sinigaglia joined the Company as its Controller in February 2006, and was appointed to be the Company’s Chief Financial Officer in March 2006. From August 2005 to February 2006, he acted as an independent business consultant providing accounting and business consulting services as well as interim-CFO services to New York clients. From February 2004 to June 2005, Mr. Sinigaglia served as the Center Manager of MedQuest Associates, a leading provider of diagnostic imaging services. From 1997 to February 2004, Mr. Sinigaglia was the Vice President and Managing Partner of Ray-X Medical Management Services, Inc., an organization offering management services to various medical specialties. Mr. Sinigaglia was an Audit Senior Supervisor with Arthur Andersen LLP from 1991 to 1997 and is a licensed certified public accountant in New York and North Carolina.

Gary Mahieu, Chief Operating Officer and Vice President of Smart Commerce, Inc., a wholly owned subsidiary. Mr. Mahieu is responsible for the operations of the Company’s wholly owned subsidiary, Smart Commerce, serving as its Chief Operating Officer and Vice-President since the Company acquired iMart Incorporated (“iMart”) in October of 2005. Mr. Mahieu founded and served as President and Chief Operating Officer of iMart from December 1999 until October 2005. Prior to founding iMart, Mr. Mahieu served as a technical manager for Quixtar, Inc. from April 1998 until December 1999. Mr. Mahieu received his bachelor’s degree in electrical engineering from Western Michigan University, and in 2006 he finished the Owners Presidents Management program at Harvard Business School. Mr. Mahieu is also the co-inventor on two e-Commerce patents.

Mike Stuart, Vice President of Sales. Mr. Stuart is responsible for sales and marketing. He joined Smart Online in October 2005 as Director of CRM and was promoted to Vice President of Sales and Marketing in January 2007. Mr. Stuart was the co-founder of Computility, Inc. (“Computility”) a leader in subscription computing and Software-as-a-Service applications to member based organizations. Mr. Stuart served as Chief Executive Officer of Computility until the Company purchased its assets in 2005. Mr. Stuart has an extensive background in founding technology start-ups. He received his BA from Baptist Bible College in 1992.

Brian Donaghy, Vice President of Product Strategy. Mr. Donaghy is responsible for market focused product and strategy development. He joined Smart Online in October 2005 as Director of CRM Technology and was promoted to Vice President of Product Strategy in January 2007. Mr. Donaghy was the co-founder of Computility, a leader in subscription computing and Software-as-a-Service applications to member based organizations. Mr. Donaghy served as Chief Technology Officer of Computility until the Company purchased its assets in 2005. Mr. Donaghy has an extensive background in founding technology start-ups. He is also a committed philanthropist, currently serving on the United Way Board of Directors.

Board Composition and Independence of Directors

The authorized size of the Board of Directors was increased to nine members, with the current number of directors set at seven, in 2007 by Board action amending the Company’s Bylaws. Seven persons have been nominated for election at the annual meeting. Under the rules of the Securities and Exchange Commission (the “SEC”), the accompanying proxy cannot be voted for more than seven nominees.

The Company is not required to comply with the listing requirements of The Nasdaq Stock Market (“Nasdaq”) since its securities are not listed on Nasdaq. Nasdaq listing requirements mandate that a majority of the members of a listed company’s board of directors be comprised of “independent” directors as defined under Nasdaq Marketplace Rules. Although not currently required, the Board has determined that four of the present directors — Messrs. LeRose, Meese, Pouponnot, and Colburn — are each an “independent” director within the meaning of Nasdaq Marketplace Rules. All four of these directors are standing for election.

In 2006, two directors resigned from the Company’s Board of Directors. On March 5, 2006, Frank Coll resigned, and on June 23, 2006, David E.Y. Sarna resigned. The Board had determined that both Mr. Coll and Mr. Sarna were “independent” directors within the meaning of Nasdaq Marketplace Rules.

Attendance at Meetings

The Board of Directors held 12 meetings during the fiscal year ended December 31, 2006. Each incumbent director attended or participated in at least 75% of the aggregate of (1) the number of meetings of the Board of Directors held in fiscal 2006 during the period he served as a director and (2) the number of meetings of committees on which he served that were held during the period of his service.

The Company expects all directors to attend each annual meeting of stockholders, absent good reason. Each incumbent director attended the annual meeting of stockholders in 2006.

Standing Committees

The Company’s Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Copies of the charters of these committees, as they may be amended from time to time, are available on our website at www.smartonline.com or free of charge at 2530 Meridian Parkway, 2nd Floor, Durham, North Carolina 27713.

Audit Committee. The Audit Committee is composed of Mr. LeRose, Mr. Colburn and Mr. Meese. Mr. Meese serves as chairman of the Committee. The Company’s Board of Directors, in its business judgment, has made an affirmative determination that all three meet the definition of “independent” director as that term is defined by Nasdaq Marketplace Rules and SEC rules, and all three meet the special independence requirements applicable to audit committee members. In addition, all three members have past financial experience resulting in their financial sophistication as required by Nasdaq Marketplace Rules. The Board of Directors has determined that Mr. Meese meets the definition of “audit committee financial expert” as that term is defined in Regulation S-K.

Philippe Pouponnot served on the Audit Committee until May 31, 2007. Although the Company’s Board of Directors determined that Mr. Pouponnot is an “independent” director as defined under Nasdaq Marketplace Rules, it also determined that he does not meet the additional requirements of independence applicable to audit committee members of a listed issuer under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) due to his relationship with the Blueline Fund, one of the Company’s stockholders. The Board of Directors nevertheless appointed Mr. Pouponnot to the Audit Committee because the Board determined that it was in the Company’s best interest to have an Audit Committee composed of three directors and to utilize Mr. Pouponnot’s significant financial experience through service on the Audit Committee. In addition, the Company’s securities are quoted on the Over-the-Counter Bulletin Board and are not listed on a national securities exchange. Therefore, neither the SEC nor the Nasdaq Marketplace Rules regarding independence are applicable to the Company’s Board of Directors. Mr. Colburn was appointed to the Audit Committee on May 31, 2007 to replace Mr. Pouponnot.

As current members of the Audit Committee, Mr. LeRose, Mr. Colburn and Mr. Meese receive directly or have access to extensive information from reviews by the Company’s independent accountant. The Board of Directors believes that all three of these persons have sufficient knowledge and experience in financial matters to effectively perform their duties.

The Audit Committee was established by the Board of Directors for the purpose of overseeing (1) the quality and integrity of the Company’s financial statements, (2) compliance with legal and regulatory requirements, (3) independent auditor’s qualifications and independence, (4) the performance of its internal audit function, and (5) the independent auditors and the preparation of reports required to be included in the Company’s annual proxy statement. The Audit Committee met seven times during 2006.

Compensation Committee. The Compensation Committee is composed of Mr. Pouponnot, Mr. Meese and Mr. LeRose. Mr. LeRose serves as chairman of the Committee.

The Compensation Committee was established by the Company’s Board of Directors for the purpose of assisting it in discharging its duties with respect to: (1) the formulation, implementation, review and modification of the compensation of the Company’s officers and directors and (2) the preparation of the annual report on executive compensation for inclusion in the Company’s annual proxy statement. The Compensation Committee met three times during 2006.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is composed of Mr. Pouponnot, Mr. Meese and Mr. LeRose. Mr. LeRose serves as chairman of the Committee.

The Corporate Governance and Nominating Committee was established by the Board of Directors for the purpose of assisting it in discharging its duties with respect to (1) the identification of individuals qualified to become directors and the selection or recommendation of candidates for directorships to be filled by the Board of Directors or the stockholders; and (2) the development, maintenance and recommendation of a set of corporate governance principles applicable to the Company, and the periodic review of such principles. The Corporate Governance and Nominating Committee met one time during 2006.

Compensation Committee Interlocks and Insider Participation

During fiscal 2006, the following current and former members of the Company’s Board of Directors also served on the Compensation Committee: Jeffrey W. LeRose, Frank Coll, David E.Y. Sarna, C. James Meese, Jr., and Philippe Pouponnot. None of the persons that served on the Compensation Committee during 2006 were current or former officers or employees of the Company, or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K. During fiscal 2006, no interlocking relationships existed between the Company’s Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

Compensation of Directors

The following table summarizes the compensation paid to non-employee directors for the fiscal year ended December 31, 2006:

2006 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Frank Coll(1)	$1,750	—	$9,103	—	$10,853
David E.Y. Sarna(2)	$13,250	—	$29,588	—	$42,838
Jeffrey W. LeRose	$29,250	—	$26,927(3)	—	$56,177
Shlomo Elia(4)	—	—	—	—	—
Philippe Pouponnot(4)	—	—	—	—	—
C. James Meese, Jr.	$3,000(5)	—	—	—	$3,000

(1)	Resigned as a director on March 5, 2006.

(2)	Resigned as a director on June 23, 2006.

(3)
Includes a stock option award to purchase 10,000 shares of the Company’s common stock that is fully vested and exercisable as of December 31, 2006. See Note 2, “Summary of Significant Accounting Policies,” to the Company’s consolidated financial statements in its Annual Report on Form 10-K filed with the SEC on March 30, 2007 for a discussion of the assumptions made in the valuation of stock options.

(4)	Although these directors qualify for payment under the Company’s Board Compensation Policy, as of the end of the Company’s last fiscal year, they have waived the receipt of any compensation.

(5)
In February 2007, the Company’s Board of Directors amended the Company’s Board Compensation policy. This amendment resulted in a retroactive increase in cash compensation from $2,000 per month to $2,500 per month for Mr. Meese. This increase was made to reflect his additional duties as Chairman of the Company’s Audit Committee. Additional amounts payable as a result of this retroactive increase were paid in February 2007.

In the first quarter of fiscal 2007, Jeffrey W. LeRose was granted a restricted stock award of 15,000 shares of the Company’s common stock. The restriction on these shares lapses in equal installments quarterly for the year following the award if he is a member of the Board of Directors on such date.

In the second quarter of fiscal 2007, C. James Meese, Jr. entered into an option agreement for the purchase of up to 20,000 shares of the Company’s common stock. This option will vest in quarterly increments over the year following Mr. Meese’s appointment to the Board in November 2006. The exercise price for these options was set as the second trading day following the filing of the Company’s Annual Report on Form 10-K for the year ending December 31, 2006. That document was filed with the SEC on March 30, 2007. Also in the second quarter of fiscal 2007, David E. Colburn was granted a restricted stock award of 10,000 shares of the Company’s common stock. The restriction on these shares lapses in equal installments quarterly for the year following the award if he is a member of the Board of Directors on such date.

During 2006, the Company had in place a written compensation policy covering compensation to its directors. Under this policy, directors who also served as employees were not eligible to receive any compensation. Over the course of the year, this policy was amended.

Under the policy in effect from January 1, 2006 through September 30, 2006, each non-management member of the Board was entitled to a retainer fee of $5,000 and an initial grant of 10,000 non-qualified stock options, having an exercise price equal to the fair market value of the Company’s stock on the date of the grant upon initial election to the Board. These options vested quarterly over a year’s time, provided the optionee remained a member of the Board of Directors. In addition, at the time of the annual meeting of stockholders, each non-management member of the Board who was re-elected to the Board (and who had been serving on the Board for at least six months prior to the date of the annual meeting) was to be granted an additional 10,000 non-statutory stock options, having an exercise price equal to the fair market value of the Company’s stock on the date of the grant. These options vested quarterly over a year’s time, provided the optionee remained a member of the Board of Directors, and would accelerate in the event of a change in control. Non-management directors were also entitled to a meeting fee of $1,000 per meeting, and an additional meeting fee of $250 per committee meeting.

The Chairman of the Audit Committee was entitled to a retainer fee of $5,000 upon initial election to the post of Chairman of the Audit Committee and an initial grant of 24,000 non-qualified stock options, having an exercise price equal to the fair market value of the Company’s stock on the date of the grant. These options were under the same vesting and subsequent award terms as those described above for other non-management directors in the preceding paragraph. The Audit Committee Chair was also entitled to a meeting fee of $2,000 per each meeting of the full Board of Directors or the Audit Committee, and $250 for each meeting of other Board committees of which such person is a member.

Effective August 1, 2006 until November 17, 2006, this policy was revised to provide that non-management directors received a fee of $1,500 per month for their services, while a non-management Chairman of the Board was to receive $4,000 per month for his or her services. In addition, upon appointment, each non-management director was entitled to a grant of either an option for 20,000 shares of the Company’s common stock, or 10,000 restricted shares of its common stock; and the Chairman of the Board of Directors was entitled to a grant of either an option for 30,000 shares of the Company’s common stock, or 15,000 restricted shares of its common stock.

At the time of this change, the Company only had one non-management member on the Board of Directors. Following the resignation of its President and Chief Executive Officer as Chairman of the Board, the non-management member of the Board was elected to that position, and also served as the sole member of the Audit, Compensation, and Corporate Governance and Nominating Committees. In light of this increase in responsibilities and demands on the sole non-management director’s time, his compensation was increased as noted above.

From November 17, 2006 through the end of the year, the policy was revised to provide that, in addition to the compensation described in the preceding paragraph, the Chairman of the Audit Committee was entitled to a fee of $2,000 per month in place of the fee per meeting described above. All other terms of the policy remained in effect.

This latter amendment to the compensation policy was made in conjunction with the appointment of three non-management members to the Company’s Board. One of these newly appointed members was also elected to be Chairman of the Audit Committee and determined to be an “audit committee financial expert” under SEC rules. In light of the increased responsibilities of this position and being appointed to such position near the end of the Company’s fiscal year, it was determined that the Chair of the Audit Committee should be entitled to compensation above that provided to other non-management members of the Board.

Subsequent to the end of the fiscal year, this policy was amended again. Under the revised plan, a non-management member of our Board is entitled to a fee of $1,500 per month, plus $250 per month for each committee on which the member serves. If the director serves as the Chairman of the Audit Committee, the $1,500 is increased to $2,000, but the director does not receive the $250 per month for serving on the Audit Committee. There were no changes in either the equity compensation or the compensation paid to the Chairman of the Board. The increase was made to reflect the additional work required as a member of a committee of the Board of Directors.

Each non-management director is eligible for expense reimbursement for reasonable travel and lodging expenses incurred in connection with his or her attendance at Board and committee meetings.

User Advisory Board

The Company organized a User Advisory Board, consisting of up to 10 professionals representing expertise in a broad range of business areas to assist the Company’s marketing and sales executives with ongoing product development planning, pricing, partnerships, new product development and other issues, including customer acquisition and retention. User Advisory Board members provide advice to management, but do not have any power to make decisions. User Advisory Board members also do not have the same duties and liabilities as members of the Board of Directors. Each of the Company’s User Advisory Board members has been granted nonqualified options to purchase 10,000 shares of common stock at an exercise price of $3.50 per share, which options vest in equal increments of 1,250 shares per meeting attended, provided the member remains on the Advisory Board for at least one year. At present, members of the User Advisory Board include Mark Self, Rick Bernhardt, Brian Kinahan, and William Eldridge. The User Advisory Board held one meeting during 2006.

Certain Transactions and Legal Proceedings

None of the Company’s directors, officers, affiliates, or holders of five percent (5%) of its outstanding securities, or any associate of any such person, is a party in a material proceeding where such party is either (i) adverse to the Company, or (ii) has a material interest adverse to the Company. In addition, except as disclosed below, none of the directors or executive officers has, during the past five years:

(a)
Had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years; prior to that time;

(b)	Been convicted in a criminal proceeding or a subject of a pending criminal proceeding;
(c)
Been the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities; and

(d)
Been found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Michael Nouri and Henry Nouri were officers and directors of two companies in Italy that were ordered into bankruptcy by Italian courts in 1993. Under Italian laws, Michael Nouri and Henry Nouri cannot serve as an officer or director of any Italian company, because of these bankruptcies.

Section 16(a) Beneficial Ownership Reporting Compliance

The members of the Company’s Board of Directors, its executive officers and persons who hold more than 10% of its outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with respect to their ownership of the Company’s common stock and their transactions in such common stock. Based upon the Company’s review of the Section 16(a) reports in its records for 2006 fiscal year transactions in the common stock and their common stock holdings, the Company believes that, except as noted below, all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and greater than 10% beneficial owners.

Atlas Capital, S.A. was delinquent in the filing of a Form 4 relating to the purchase of shares of the Company’s common stock on March 3, 2006. The Form 4 for that purchase was not filed until March 8, 2006.

Atlas Capital, S.A. was delinquent in the filing of a Form 4 relating to the purchase of shares of the Company’s common stock on June 29, 2006. The Form 4 for that purchase was not filed until July 19, 2006.

Review and Approval of Related Person Transactions

The Audit Committee recently adopted the Policy and Procedures with Respect to Related Person Transactions, which is implemented through the Audit Committee and is designed to regularly monitor the appropriateness of any significant transactions with related persons. The policy applies to any transaction required to be disclosed under Item 404(a) of Regulation S-K in which (1) the Company a participant, (2) any related person (as defined in Item 404(a) of Regulation S-K) has a direct or indirect material interest and (3) the amount involved exceeds $120,000. The Company’s policy requires notification to the Chief Financial Officer prior to the consummation of any related person transaction regardless of whether the related person has a material interest, describing the related person’s interest in the transaction, the material facts of the transaction, the benefits to the Company of the transaction, the availability of other sources of comparable products or services, and an assessment of whether the transaction is on terms that are comparable to the terms available to an unrelated third party or employees generally. The Chief Financial Officer then evaluates the proposed transaction and, if he determines that it is a related person transaction, submits the transaction to the Audit Committee for approval. The Audit Committee considers all of the relevant facts and circumstances available to it including (if applicable) but not limited to:

•	the benefits to the Company;
•
the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer;

•	the availability of other sources for comparable products or services;
•	the terms of the transaction; and
•	the terms available to unrelated third parties or to employees generally.

No member of the Audit Committee shall participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person. The Audit Committee approves only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in good faith. If the transaction has already been consummated, the Audit Committee will undergo the same analysis as it does with a proposed transaction, and if it determines that the consummated transaction is a related person transaction, it will evaluate whether the consummated related person transaction should be ratified, amended, terminated or rescinded and whether any disciplinary action is appropriate.

The Audit Committee has reviewed and approved or ratified all related person transactions that have taken place since the beginning of fiscal 2006.

Certain Relationships and Related Transactions

Except as disclosed below, none of the following persons has, since January 1, 2006, had any material interest, direct or indirect, in any transaction with the Company or in any presently proposed transaction that has or will materially affect the Company:

•	Any of its directors or executive officers;

•	Any person proposed as a nominee for election as a director;

•	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to the Company’s outstanding shares of common stock; and

•	Any immediate family member of any of the foregoing persons.

Non-Compete Payments Made to Chief Operating Officer of Smart Commerce

In October 2005, the Company purchased all of the stock of iMart. One of the named executive officers, Gary Mahieu, was a founder and shareholder of iMart, and was its principal executive officer. Following the purchase of iMart’s stock, Mr. Mahieu entered into an employment agreement with Smart Commerce, the Company’s wholly owned subsidiary. Under the terms of that agreement, the Company agreed to make non-competition payments to Mr. Mahieu of an aggregate of $510,000 to be made in eight equal quarterly installments of $63,750 through October 1, 2007. In connection with obtaining a loan from Fifth Third Bank, the payment schedule was modified to require all outstanding non-compete payments to be made by February 2007. This amount was paid in full on February 7, 2007, and no additional non-compete payments are owed to Mr. Mahieu.

Loans Made by Certain Parties to the Chief Executive Officer

During 2005, the following loans were made by certain investors, consultants and/or stockholders to the Company’s Chief Executive Officer: (i) $809,736.49 was borrowed from Leon Sokolic, one of the Company’s stockholders, (ii) $77,971.20 was borrowed from Atlas Capital, S.A. one of the Company’s stockholders, (iii) $80,000 was borrowed from Pete Coker, a principal of Tryon Capital, which provided financial consulting services to the Company and received a warrant and cash fees, and (iv) $296,589 was borrowed from Berkley Financial Services, Ltd. (“Berkley”), which received compensation for services rendered to the Company for investment banking and investor relations services, including during the period in which Berkley was making loans to the Chief Executive Officer (collectively, the “Lenders”). Under Section 402 of the Sarbanes-Oxley Act of 2002, the Company is prohibited from making personal loans to its directors and executive officers, directly and indirectly. The Company believes that the loans to the Chief Executive Officer described above are not personal loans made directly or indirectly by it to the Chief Executive Officer.

On January 19, 2007, the Company’s Chief Executive Officer entered into Note Cancellation Agreements with each of the Lenders. Under the terms of these Note Cancellation Agreements, the Chief Executive Officer transferred his personally held shares of the Company’s common stock to the Lenders as consideration for the cancellation of promissory notes held by the Lenders. Under these agreements, the Chief Executive Officer transferred a total of 521,699 shares of common stock for the cancellation of principal and interest totaling $1,306,178.66 as of December 31, 2006. The agreed upon per share value ranged from $1.50 to $4.22 per share.

In connection with the Note Cancellation Agreements, the Company entered into Registration Rights Agreements with each of the Lenders described in the preceding paragraphs. Under the terms of these Registration Rights Agreements, each Lender must be given notice when the Company files a registration statement under the Securities Act of 1933, as amended. Each Lender is then permitted to include its shares received in such registration statement. Under the Registration Rights Agreements, parties electing to include such shares in the registration are to bear their proportionate share of the registration expenses.

Certain Investor Relations Service Provider and Company Stockholder

In February 2005, the Company entered into an investment banking agreement with Berkley whereby Berkley served as the Company’s nonexclusive agent in connection with the negotiation and closing of one or more transactions with investors outside the United States. Pursuant to this agreement, the Company paid Berkley approximately $290,000 in cash in 2005. The Company sent a notice of termination of this agreement to Berkley on March 22, 2006. In addition, in October 2005, the Company entered into an investor relations agreement with Berkley, under which Berkley was paid $250,000 and issued 625,000 shares of the Company’s stock. On August 30, 2006, the Company entered into a Settlement Agreement with Berkley with regard to its consulting agreement. Pursuant to the Settlement Agreement, Berkley released any and all claims to the 625,000 shares of the Common Stock that the Company did not deliver, and released the Company from any obligation to make any additional payments under the consulting agreement. The Company agreed Berkley can retain all of the $250,000 cash fee previously paid, and released Berkley from any obligation to provide services pursuant to the terms of the consulting agreement. The Company believes there may be some relationship between Doron Roethler (a stockholder who beneficially owns more than 10% of the outstanding shares of the Company’s common stock) and Berkley, although the Company is unable to determine the nature of the relationship.

Private Placement of Common Stock to a Certain Director

In a transaction that closed on August 21, 2006, Mr. Pouponnot purchased 50,000 shares of the Company’s common stock in a private placement transaction. The private placement shares were sold at $2.50 per share pursuant to Subscription Agreements between Mr. Pouponnot and the Company. The Company entered into a Subscriber Rights Agreement with Mr. Pouponnot whereby it is obligated to register these shares for resale by the purchaser by filing a registration statement on or before September 30, 2006. If a registration statement is not filed by that date, the Company is obligated to pay a penalty obtained by multiplying the total purchase price for the shares by 0.5% by the number of prorated 30 day periods after the target registration date. At the Company’s sole discretion, this penalty can be paid in the number of shares obtained by dividing the total penalty amount by the per share purchase price. The Company filed a registration statement for these shares on April 3, 2007. In January 2007, the Company entered into an amendment to the registration rights agreement with Mr. Pouponnot. Under this amendment, the penalty for late registration was set at a fixed amount. The Company subsequently issued Mr. Pouponnot 750 shares of its common stock as payment for this late registration penalty with an aggregate value of $2,100 based upon a closing price per share of $2.80 on the Over-the-Counter Bulletin Board on the date of issuance.

Mr. Pouponnot has also entered into a Dribble Out Agreement with the Company pursuant to which he may sell up to 25% of these shares during any rolling 30 day period, following the effective date of the registration statement.

At the time of the sale to Mr. Pouponnot, he had not been appointed a member of the Company’s Board of Directors. Although the Dribble Out Agreement described above still applies, any disposition of the shares sold to Mr. Pouponnot would also have to comply with our Insider Trading Policy.

Private Placement of Common Stock to a Certain Affiliate by Chief Executive Officer

On October 10, 2006, Michael Nouri entered into a stock purchase agreement with Doron Roethler, a current stockholder. Pursuant to this agreement, Mr. Nouri sold 247,043 shares of the Company’s common stock from his personal holdings at a price of $1.5176 per share. The Company entered into a Registration Rights Agreement with Mr. Roethler in connection with this transaction under which it has an obligation to register the shares sold by Mr. Nouri to Mr. Roethler on the first registration statement filed by the Company following the sale, with Mr. Roethler bearing his proportionate share of the registration expenses. Under the terms of this agreement, the shares were delivered following the Company’s execution of such Registration Rights Agreement, which occurred on January 19, 2007. The Company filed a registration statement for these shares on April 3, 2007.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Overview of Compensation Philosophy and Objectives

The Company established a Compensation Committee of the Board of Directors to assist the full Board in discharging its duties with respect to determining the compensation to be paid to named executive officers listed in the Summary Compensation Table below (the “named executive officers”). The objective of the Compensation Committee is to establish compensation levels that will attract and retain managerial talent the Company desires, reward employees for past contributions and motivate managerial efforts consistent with corporate growth, strategic progress and the creation of stockholder value. As the Company increases its revenues and approaches profitability, its goal and objective is to review the overall compensation program to determine whether each compensation element fits into its overall compensation objectives. This review may result in changes to current procedures in determining executive compensation, the implementation of new procedures, the identification of specific corporate and/or personal performance measures in setting compensation policies, or a re-evaluation of how total compensation is determined among its different elements.

Role of Executive Officers

After its formation on July 22, 2005, the Compensation Committee left in place the existing compensation packages previously entered into with several named executive officers. In reaching these agreements, the Chief Executive Officer acted on the Company’s behalf. The Chief Executive Officer also reviews the performance of the Company’s other named executive officers that, as set forth below, is used to determine the compensation of these named executive officers. In general, the Compensation Committee has relied on recommendations made by the Chief Executive Officer in awarding compensation packages. The Compensation Committee reviews the performance of the Chief Executive Officer.

Elements of Executive Compensation

In fiscal 2006, the principal components of compensation for our named executive officers were salary and equity awards. Some of the Company’s named executive officers have also received performance-based incentive compensation. The Company has no pre-established policy for determining the allocation of compensation between cash and equity, or under what circumstances, terms or conditions to provide certain named executive officers with performance-based incentive compensation. However, some factors effecting the determination of the levels of each element of total compensation include length of service; nature, scope and level of responsibilities; accomplishment of tasks and goals; market analysis; and the attitude and work ethic of the employee.

Salary. Salaries are paid to the named executive officers in order to compensate them for their services. The Company established the salaries for the named executive officers based on readily available public information regarding local market compensation levels, and, considering the fact that the Company has immaterial revenues and has only experienced net losses to date, the established salaries for the named executive officers are mostly at the low end of the market salary ranges. The Company’s human resources manager has collected relevant market information using various websites.

Many of the named executive officers had employment contracts that were entered into prior to the formation of the Compensation Committee, which contracts provide for a base salary that can be increased. Any future compensation packages will be reviewed and approved by the Compensation Committee.

Factors considered in determining salary increases for named executive officers include: (i) length of time the executive has been employed by the Company and the last review and salary increase; (ii) the nature, scope and level of the executive’s responsibilities; (iii) accomplishment of tasks and goals such as the release of new products or product enhancements, attainment of milestones regarding research and development, and project completion; (iv) recommendations of the Chief Executive Officer; (v) past performance when reviewing employment contract renewals; (vi) market analysis; and (vii) the attitude toward his or her job and responsibilities and work ethic of the executive.

During fiscal 2006, most of the Company’s named executive officers did not receive any increase in their salaries. Factors affecting the decision to freeze the salaries of these named executive officers were (1) the suspension in the trading of the Company’s securities by the SEC and the related investigation, (2) the repeated need to enter into various financing transactions in order to continue operations, (3) the Company had immaterial revenues other than those generated by Smart Commerce and Smart CRM, Inc., and (4) the Company has only experienced net losses to date.

Because of the trading suspension, the related investigation, and the various financing transactions noted above, the Company believes that the attention of the named executive officers was diverted from the Company’s core business operations, possibly causing its performance to suffer. In addition, in light of the lack of adequate working capital, the Company tried to avoid any increase in costs in order to utilize the working capital it had to the greatest extent possible. Following the end of fiscal 2006 and as described in further detail below, several of the Company’s named executive officers have agreed to reductions in their base salary and shifted to bonus compensation in an effort to reduce costs.

The lone exception to this salary freeze was the salary increases provided to the Company’s Chief Financial Officer, Nicholas A. Sinigaglia. Mr. Sinigaglia was originally hired in February 2006 as the Company’s Controller. On March 21, 2006, he was appointed the Company’s Chief Financial Officer, replacing the Company’s interim Chief Financial Officer, Scott Whitaker. In conjunction with his promotion to that position, Mr. Sinigaglia received graduated increases in his annual salary according to the following schedule:

Dates	Annual Salary
March 21 through 31, 2006	$90,000
April 1 though May 31, 2006	$110,000
June 1 through August 31, 2006	$120,000
September 1, 2006 to date	$135,000

Factors affecting the determination of the salary increases include comparable salaries based on company size, industry and position, experience, capabilities; work ethic; and responsibilities.

Equity Awards. Equity awards are made to provide each named executive officer with both the incentive and reward for achieving long-term success as reflected in the growth in the Company’s share value. The 2004 Equity Compensation Plan (the “2004 Plan”), is currently in effect. The 2004 Plan replaced the 2001 Equity Compensation Plan (the “2001 Plan”), which in turn replaced the 1998 Stock Option Plan (the “1998 Plan”). Under the 2004 Plan, the named executive officers, among others, may be awarded incentive stock options, restricted stock or a stock award. Under its terms, the committee administering the 2004 Plan determines the terms and conditions of each award, including but not limited to the amount of the award, vesting, and expiration. The outstanding options issued to the Company’s named executive officers under the 2001 Plan were fully vested upon the grant date. Most of the stock options granted to named executive officers under the 2004 Plan vest at the rate of 20% per year for five years on the anniversary of the grant date. The Company’s Chief Financial Officer, who was hired and subsequently appointed to that position in 2006, was awarded stock options in fiscal 2006. The 2004 Plan is administered by the Compensation Committee. All stock option awards were made at or above the fair market value of the Company’s common stock on the date of the grant.

As of December 31, 2006, named executive officers have only been granted incentive stock options under the 2004 Plan, but some named executive officers have, in prior years under prior plans, received awards of the Company’s common stock. Awards under the 2004 Plan are generally made when a named executive officer is first appointed to his position, and periodically in connection with awards that may be made to other employees. At this time, the Company does not have a plan establishing the dates, amounts or types of these awards.

In addition to the factors considered in determining named executive officers’ base salary, factors considered in determining awards of stock options under the 2004 Plan include: (i) the scale of awards based on past practices, (ii) the Company’s overall practice regarding different managerial levels; (iii) the executive’s past performance, and (iv) creating incentives for both the executive’s and the Company’s future performance and goals.

Beginning January 1, 2006, the Company began accounting for stock option equity awards as required by Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (“SFAS No. 123R”). Under SFAS No. 123R, all share-based payments to employees, including grants of employee stock options, must be recognized in the Company’s financial statements based on their fair values. The immediate effect has been to favor equity awards other than stock options to provide the Company’s named executive officers and other employees with equity based compensation.

Performance-Based Incentive Compensation. In prior years, certain of the Company’s named executive officers also received bonus compensation upon meeting or exceeding certain goals that the Company set for them. In the past, these bonuses have been tied to the development and release of certain applications within the OneBizSM suite. Factors that influence when the Company offers a bonus and the amount of that bonus include the importance of the goal to the Company’s overall success, the effort required to complete the goal, current salary level and the time since the last pay increase. No bonuses were paid to the Company’s named executive officers in 2006 for the same reasons that the Company froze salaries to most of its named executive officers in 2006 as described above.

Recent Developments

On January 12, 2007, the Compensation Committee approved the modification of the 2007 compensation for the following named executive officers: Michael Nouri, Thomas Furr, and Henry Nouri. Under the modified compensation arrangements, the 2007 annual base salary for each of these named executive officers was reduced to $100,000. In consideration for this reduction in salary, the employees orally agreed to, and the Compensation Committee approved, a performance based aggregate quarterly bonus. The bonus, if any, to be paid to each of these named executive officers was to be 2% of any "Free Cash Flow." For these purposes, "Free Cash Flow" is defined as the Company’s total revenue, less operating expenses (with non-cash items added back), less principal debt payments. After considering the potential amount of the bonus, the Compensation Committee agreed to these reductions in salary as it would likely result in an overall reduction of the Company’s expenses and provide these officers with incentive-based compensation to improve the Company’s financial health, which was not an element of their compensation packages prior to this change. These bonuses were to relate only to “Free Cash Flow” during 2007 as this bonus arrangement was to expire on December 31, 2007. Compensation for these officers was scheduled to return to pre-reduction levels on January 1, 2008, however, the Compensation Committee approved and these officers agreed to amend their compensation arrangements. Effective April 16, 2007, each agreed to an increase in their salary to its pre-reduction level and to be paid the bonus described above for the period of the salary reduction. Because there was no “Free Cash Flow,” no bonus is due or owing these officers.

On April 18, 2007, the Company’s Chief Financial Officer was granted a restricted stock award of 30,000 shares of the Company’s common stock. The restriction on these shares lapses in three equal installments at the following dates: (1) the date of agreement, (2) the first anniversary of such date, and (3) on the second anniversary of such date, if he is a service provider to the Company on such date.

Compensation Committee Processes and Procedures

The Compensation Committee has two primary responsibilities: (1) the formulation, implementation, review and modification of the compensation of the Company’s officers and directors; and (2) the preparation of the annual report on executive compensation for inclusion in the Company’s annual proxy statement. The Compensation Committee’s duties include, among other things, setting the compensation for officers and directors, making recommendations to the Board of Directors with respect to incentive compensation plans and equity-based compensation plans, approving grants of stock options and other awards under the Company’s 2004 Equity Compensation Plan, and administering the Company’s defined benefit and defined contribution plans, if any.

In fulfilling its responsibilities, the Compensation Committee is entitled to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee, to the extent consistent with applicable law, the Company’s certificate of incorporation, bylaws, corporate governance guidelines, and rules of any exchange or market on which the securities of the Company are then traded if compliance with such rules are required to begin or continue trading.

As part of its review and establishment of the performance criteria and compensation of officers and directors of the Company, the Compensation Committee must separately meet at least annually with the Company’s Chief Executive Officer, the principal human resources executive and compliance officer, and with any other corporate officers as the Compensation Committee deems appropriate. However, the Compensation Committee must also meet regularly without such officers present, and in all cases such officers must not be present at the meetings at which their performance and compensation is being discussed and determined. The Compensation Committee has not engaged any compensation consultant to determine or recommend the amount or form of executive and director compensation.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this proxy statement.

Jeffrey W. LeRose (Chairman)
C. James Meese, Jr.
Philippe Pouponnot

The following table shows the annual and long-term compensation paid to, or accrued by the Company for, the Company’s Chief Executive Officer, the two individuals who served as its Chief Financial Officer during 2006, and the next three most highly compensated executive officers for services rendered to the Company during the fiscal year ended December 31, 2006. The persons identified on the table below are referred to as the Company’s “named executive officers.”

2006 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Option awards ($) (1)	All other compensation ($)	Total ($)
Dennis Michael Nouri	2006	$170,000	$46,461	—	$216,461
President and
Chief Executive Officer

Scott Whitaker	2006	$70,000	$18,098	—	$88,098
Former Chief Financial
Officer (2)

Nicholas A. Sinigaglia	2006	$108,333	$17,197	—	$125,530
Chief Financial Officer (2)

Henry Nouri	2006	$150,000	$46,461	—	$196,461
Executive Vice
President

Gary Mahieu	2006	$150,000	—	—(3)	$150,000
COO and Vice President
of Smart Commerce, Inc.

Thomas Furr	2006	$136,800	$23,230	—	$160,030
Chief Operating Officer

(1)	See Note 2, “Summary of Significant Accounting Policies,” to the Company’s consolidated financial statements for a discussion of the assumptions made in the valuation of stock options.

(2)
Scott Whitaker ceased to be the Company’s Chief Financial Officer, and Nicholas A. Sinigaglia was appointed its Chief Financial Officer, on March 21, 2006. Mr. Whitaker continues to serve as the Company’s Controller/Bookkeeper.

(3)	Does not include payments with respect to a covenant not to compete. See “Certain Relationships and Related Transactions” above.

2006 Grants of Plan-Based Awards

		Estimated future payouts under equity incentive plan awards
Name	Grant date	Threshold (#)	Target (#)	Maximum (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards
Nicholas A. Sinigaglia	03/24/06	0	50,000(1)	50,000	$2.50(2)	$2.50(2)

(1)	The incentive stock option award provides for only a single estimated payout.

(2)
The exercise price and fair market value were determined by the Compensation Committee based on the light trading volume of the Company’s common stock around the time of the grant and the per share price agreed to in a private placement of common stock that was scheduled to occur around the time of the grant.

The option award was granted to Mr. Sinigaglia following his appointment as the Company’s Chief Financial Officer. As indicated in the table and footnotes above, the exercise price was set higher than the closing market price because of the low trading volume in the Company’s common stock at the time of the grant. During the month prior to the grant, the average trading volume for the Company’s common stock was approximately 2,900 shares per day. In addition, the private placement of 400,000 shares of the Company’s common stock at $2.50 per share was scheduled to close shortly after the grant date. Based on these factors, the exercise price was set above the closing trading price of $2.00. The option award provides for vesting over five years after the date of the grant, with 20% of the award vesting on March 24 of each year following the grant, provided Mr. Sinigaglia is still providing services to the Company. The full option vests and becomes exercisable immediately upon a change in control, as defined in the option agreement. The award has a ten year term.

Employment Agreements

The Company has the following employment agreements with its named executive officers. See “Potential Payments upon Termination or Change-in-Control” below for additional material terms of these agreements.

Dennis Michael Nouri.  Effective April 1, 2004, covering employment commencing as of June 1, 2004, the Company entered into an employment agreement, which provided for an initial base salary of $170,000. The agreement replaced an employment agreement dated July 14, 1999 that was about to expire. The new agreement had a termination date of December 31, 2005, but it is automatically extended for additional two-year terms, unless either party provides the other with written notice of intention not to renew at least 180 days prior to the end of the term or the end of any renewal period. Since neither party gave written notice of termination, the agreement was extended for an additional two years and thus has a termination date of December 31, 2007, which shall be renewed for additional two-year terms unless either party gives notice of intention not to renew. The agreement requires the Company to make a severance payment to Mr. Nouri if either the Company terminates Mr. Nouri’ s employment without “Cause” or Mr. Nouri terminates his employment for “Good Reason,” because of death or “Disability,” or following a “Change in Control” (all as described under “Potential Payments upon Termination or Change-in-Control”). Mr. Nouri’s agreement contains non-competition and non-solicitation provisions. The non-competition provision prohibits him from directly or indirectly engaging in the same or similar business as the Company’s in any jurisdiction where it does business for a period of one year following the termination of employment for any reason. The non-solicitation provision prohibits the direct or indirect solicitation of (a) any of the Company’s customers to either purchase similar products or services from others, (b) to take away the customers’ business from the Company, or (c) to induce employees to leave their employment with the Company, for a period of one year following the termination of employment for any reason.

Henry Nouri.  Effective April 1, 2004, covering employment commencing as of June 1, 2004, the Company entered into an employment agreement with Mr. Nouri, which provided for an initial base salary of $150,000. The agreement replaced an employment agreement dated July 14, 1999 that was about to expire. The new agreement had a termination date of December 31, 2005, but it would be automatically extended for additional two-year terms, unless either party provided the other with written notice of intention not to renew at least 180 days prior to the end of the term or the end of any renewal period. Since neither party gave written notice of termination, the agreement was extended for an additional two years and thus has a termination date of December 31, 2007, which shall be renewed for additional two-year terms unless either party gives notice of intention not to renew. The agreement requires the Company to make a severance payment to Mr. Nouri if either the Company terminates Mr. Nouri’ s employment without “Cause” or Mr. Nouri terminates his employment for “Good Reason,” because of death or “Disability,” or following a “Change in Control” (all as described under “Potential Payments upon Termination or Change-in-Control”). Mr. Nouri’s agreement contains non-competition and non-solicitation provisions. The non-competition provision prohibits him from directly or indirectly engaging in the same or similar business as the Company’s in any jurisdiction where it does business for a period of one year following the termination of employment for any reason. The non-solicitation provision prohibits the direct or indirect solicitation of (a) any of the Company’s customers to either purchase similar products or services from others, (b) to take away the customers’ business from the Company, or (c) to induce employees to leave their employment with the Company, for a period of one year following the termination of employment for any reason.

Thomas Furr. Effective April 1, 2004, covering the employment period commencing on June 1, 2004, the Company entered into an employment agreement which was amended effective November 9, 2005. This agreement replaced an earlier agreement dated September 15, 2001 that was about to expire. The agreement provided for an initial base salary of $70,000, which was increased to $90,000 effective July 1, 2004 and $136,800 effective November 9, 2006. The agreement had a termination date of December 31, 2005, but is automatically extended for additional one-year terms, unless either party provides the other with written notice of intention not to renew at least 30 days prior to the end of the term or of any renewal period.  Since neither party has given written notice of termination, the agreement has been extended through December 31, 2007, and shall be renewed for additional one-year terms unless either party gives notice of intention not to renew. The agreement requires the Company to make a severance payment to Mr. Furr if either the Company terminates Mr. Furr’s employment without “Cause” or Mr. Furr terminates his employment for “Good Reason” (as described under “Potential Payments upon Termination or Change-in-Control”). Mr. Furr’s agreement contains non-competition and non-solicitation provisions. The non-competition provision prohibits Mr. Furr from directly or indirectly engaging in the same or similar business as the Company’s in any jurisdiction where it does business for a period of two years following the termination of employment for any reason. The non-solicitation provision prohibits the direct or indirect solicitation of (a) any of the Company’s customers to either purchase similar products or services from others, (b) to take away the customers’ business from the Company, or (c) to induce employees to leave their employment with the Company, for a period of two years following the termination of employment for any reason.

Scott Whitaker. Effective April 1, 2004, covering employment commencing on such date, the Company entered into an employment agreement which provided for an initial annual base salary of $45,000, subject to approved increases. Effective March 2005, Mr. Whitaker’s salary was increased to $70,000. The agreement has no set termination date. The agreement was accompanied by a grant of incentive stock options for 25,000 shares of common stock at an exercise price of $5.00, vesting as follows: 20% on the first anniversary of the grant, and 416.67 shares at the end of each month thereafter. Mr. Whitaker’s agreement contains non-competition and non-solicitation provisions. The non-competition provision prohibits him from directly or indirectly engaging in the same or similar business as the Company’s in any jurisdiction where it does business for a period of one year following the termination of employment for any reason. The non-solicitation provision prohibits the direct or indirect solicitation of (a) any of the Company’s customers to either purchase similar products or services from others, (b) to take away the customers’ business from the Company, or (c) to induce employees to leave their employment with the Company, for a period of one year following the termination of employment for any reason.

Gary Mahieu. Effective October 17, 2005, covering employment commencing on such date, the Company entered into an employment agreement which provided for an initial base salary of $150,000. The agreement has a termination date of October 17, 2007. The agreement requires the Company to make a severance payment to Mr. Mahieu if either the Company terminates Mr. Mahieu’s employment without “Cause” or Mr. Mahieu terminates his employment for “Good Reason” (as described under “Potential Payments upon Termination or Change-in-Control”). Mr. Mahieu’s agreement contains non-competition and non-solicitation provisions. The non-competition provision prohibits him from directly or indirectly engaging in the same or similar business as the Company’s in any jurisdiction where it does business for a period of the later of (1) four years following the date of the agreement, or (2) one year following the termination of employment for any reason. The non-solicitation provision prohibits the direct or indirect solicitation of (a) any of the Company’s customers to either purchase similar products or services from others, (b) to take away the customers’ business from the Company, or (c) to induce employees to leave their employment with the Company, for a period of the later of (1) four years following the date of the agreement, or (2) one year following the termination of employment for any reason. As consideration for the covenants not to compete contained in the agreement, Mr. Mahieu is entitled to receive payments totaling $510,000 in equal quarterly installments commencing January 2, 2006, with the final payment originally scheduled to be made on October 1, 2007. As of February 7, 2007, all of these payments had been made to Mr. Mahieu.

Nicholas A. Sinigaglia. Effective March 21, 2006, covering employment commencing on such date, the Company entered into an employment agreement which provided for an initial annual base salary of $90,000, which was increased according to the following schedule: to $110,000 effective April 1, 2006, to $120,000 effective June 1, 2006, and to $135,000 effective September 1, 2006. The agreement has a termination date of March 31, 2007, but it will be automatically extended for additional one-year terms, unless either party provides the other with written notice of intention not to renew at least 30 days prior to the end of the term or of any renewal period. Because the required notice to terminate this agreement was not provided, the agreement was renewed and the new termination date is March 31, 2008. Mr. Sinigaglia’s agreement contains non-competition and non-solicitation provisions. The non-competition provision prohibits him from directly or indirectly engaging in the same or similar business as the Company’s in any jurisdiction where it does business for a period of one year following the termination of employment for any reason. The non-solicitation provision prohibits the direct or indirect solicitation of (a) any of the Company’s customers to either purchase similar products or services from others, (b) to take away the customers’ business from the Company, or (c) to induce employees to leave their employment with the Company, for a period of one year following the termination of employment for any reason. The agreement was accompanied by a grant of incentive stock options for 50,000 shares of common stock at an exercise price of $2.50 vesting over a five-year period in five equal installments, commencing one year from the date of the grant. Option vesting is accelerated upon a change of control or corporate reorganization such that all options would vest immediately.

Indemnity Agreements. In addition to the employment agreements, the Company has also entered into indemnity agreements with the following: Michael Nouri, Henry Nouri, Thomas Furr, Joan Keston (the Company’s former general counsel) and Scott Whitaker. These indemnification agreements provide that the officers will be indemnified, to the fullest extent permitted under the Company’s bylaws and Delaware law, for their expenses incurred in connection with the SEC investigation involving the Company. Each officer also agreed to repay these amounts to the Company should it ultimately be determined that such indemnity was not permissible.

2006 Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Option exercise price ($/Sh)	Option expiration date
Dennis Michael Nouri	250,000(1)	0	$1.43	12/31/2008
	20,000(2)	80,000	$8.61	07/22/2015
Scott Whitaker	200(3)	0	$5.00	12/21/2008
	12,083(4)	12,917	$3.50	04/01/2014
	5,000(5)	20,000	$5.00	04/15/2015
	4,000(2)	16,000	$8.61	07/22/2015
Nicholas A. Sinigaglia	0(6)	50,000	$2.50	03/24/2016
Henry Nouri	250,000(1)	0	$1.43	12/31/2008
	20,000(2)	80,000	$8.61	07/22/2015
Thomas Furr	75,000(7)	0	$1.30	02/05/2009
	10,000(2)	40,000	$8.61	07/22/2015

(1)	This option was fully vested on December 31, 2003, the date of the grant.

(2)	Vests as to 20% of the award on each anniversary of the grant date for five years following July 22, 2005, the date of the grant.

(3)	Vests as to 33-1/3% of the award on each anniversary of the grant date for three years following December 22, 1998, the date of the grant.

(4)	Vests as to 20% of the award on the first anniversary of the grant date, which was April 1, 2004, and as to 416.67 shares at the end of each month thereafter.

(5)	Vests as to 20% of the award on each anniversary of the grant date for five years following April 15, 2005, the date of the grant.

(6)	Vests as to 20% of the award on each anniversary of the grant date for five years following March 24, 2006, the date of the grant.

(7)	This option was fully vested on February 4, 2004, the date of the grant.

Potential Payments upon Termination or Change-in-Control

The Company currently has employment agreements with certain of its named executive officers which contain terms that provide for the potential payment of amounts following termination. These payments include: (1) salary for services rendered prior to termination date, (2) accrued but unused vacation, (3) continued payment of base salary and participation in the Company’s benefits programs for a designated period following termination, and (4) immediate vesting of outstanding stock options. These payments are collectively referred to as the Termination Payments. The payments vary depending on the reason for termination. Termination Payments (1) and (2) are made as a lump sum payment. The period over which Termination Payment (3) is made, if any, is set forth below.

Termination With “Cause”

For Michael Nouri and Henry Nouri, the Company would be obligated to make Termination Payments (1) and (2) described above. In the employment agreements with these named executive officers, “Cause” is defined as (1) participation in a fraud or theft against the Company; (2) any chemical dependence which materially adversely affects the performance of duties and responsibilities; (3) material breach of fiduciary obligations; (4) repeated and willful failure to materially perform his duties after written notice and opportunity to cure; (5) material breach of our policies or any provision of the employment agreement; (6) gross misconduct resulting in substantial loss or damage to our reputation; or (7) a knowing material violation of securities laws, rules or regulations.

For Thomas Furr and Gary Mahieu, the Company would be obligated to make Termination Payment (1) described above. In the employment agreements with these named executive officers, “Cause” is defined as (1) participation in a fraud or act of dishonesty against the Company; (2) any chemical dependence which affects the performance of duties and responsibilities; (3) breach of fiduciary obligations; (4) willful failure to perform his duties; (5) breach of the Company’s policies or any material provision of the employment agreement; or (6) conduct the Company’s Board of Directors determined demonstrates unfitness to serve.

Termination Without “Cause” or Termination for “Good Reason”

For Michael Nouri and Henry Nouri, the Company would be obligated to make all categories of Termination Payments described above. The applicable period of time for Termination Payment (3) is twelve months. “Good Reason” is defined as (1) demotion or diminution in position, title or duties, (2) reduction in base salary, (3) failure to be re-elected as a member of the Board, (4) relocation of their office more than 30 miles outside of Research Triangle Park, North Carolina, or (5) a material breach of the employment agreement by the Company.

For Thomas Furr, the Company would be obligated to make Termination Payments (1) and (3) described above. The applicable period of time for Termination Payment (3) is three months. In the employment agreement with Mr. Furr, “Good Reason” is defined as (1) demotion or diminution in position, title or duties, (2) relocation of his office more than 30 miles outside of Research Triangle Park, North Carolina, or (3) a material breach of the employment agreement by the Company.

For Gary Mahieu, the Company would be obligated to make Termination Payment (3) described above. The applicable period of time for Termination Payment (3) is through the term of the employment agreement, which is currently scheduled to terminate October 17, 2007. In the employment agreement with Mr. Mahieu, “Good Reason” is defined as any action by the Company that results in constructive termination without “Cause.”

Termination Because of Death or Disability

For Michael Nouri and Henry Nouri, the Company would be obligated to make Termination Payments (1), (3) and (4) described above. The applicable period of time for Termination Payment (3) is twelve months. For Thomas Furr, the Company would be obligated to make Termination Payment (1) described above. In the employment agreements with these named executive officers, “Disability” is defined as the inability to perform the named executive officer’s duties for 30 consecutive calendar days as a result of physical or mental illness or injury.

Termination Following “Change in Control”

For Michael Nouri and Henry Nouri, the Company would be obligated to make Termination Payments (1), (2) and (4) described above. In addition to these payments, the surviving entity would be obligated to make the following payment in lieu of Termination Payment (3). These employment agreements provide that a “Change in Control” occurs on the earliest of (1) the date a person or entity becomes the beneficial owner of 30% of the Company’s outstanding common stock (excluding persons or entities owning 50% or more of the Company’s common stock as of the date of the agreement), or (2) the date the stockholders approve a definitive agreement to (a) merge the Company (unless the employee owns more than 50% of the surviving entity), (b) sell substantially all of the Company’s assets, or (c) liquidate or dissolve the Company. Under this retention provision, if they remain employed by the surviving entity for a period of time after the change of control occurs designated by the Board of Directors of the surviving entity, and either their employment is terminated by the surviving entity without “Cause” or by the named executive officer for “Good Reason,” the surviving entity must pay each an amount equal to the lesser of (1) 299% of their respective highest annual salary and bonus during the preceding five years, or (2) the largest amount payable without triggering an excise tax under Section 280G of the Internal Revenue Code of 1986, as amended. This retention payment is in addition to other severance payments described above and is to be made as a lump sum upon the effective date of the termination.

Option agreements entered into with the named executive officers provide for an acceleration of vesting following a “Change in Control” or a “Corporate Reorganization.” In these option agreements, a “Change in Control” occurs when (1) beneficial ownership of 50% or more of our outstanding common stock is acquired by a person or group of persons (as defined in Section 13(d)(3) of the Exchange Act) other than financial investors, or (2) more than 50% of the Company’s assets are transferred to a person or group of persons other than financial investors. A “Corporate Reorganization” is defined as (1) the dissolution or liquidation of the Company, (2) a capital reorganization or merger, unless (a) such transaction involves only a parent or subsidiaries, or (b) immediately following such transaction, there is no change in a majority of the voting power, (3) a sale of substantially all of the Company’s assets, or (4) the acquisition of the Company’s common stock that results in a change in a majority of the voting power. Options to purchase an aggregate of 575,000 shares of the Company’s common stock issued to Mssrs. Nouri, Nouri and Furr were fully vested upon issuance, and therefore no acceleration would take place.

Potential Payments

The following table lists the amounts that would have to be paid to each listed named executive officer under the termination scenarios set forth above if such termination would have occurred on December 29, 2006:

		Termination with “Cause”	Termination Without “Cause” or For “Good Reason”	Termination Because of Death or Disability	Termination Following Change in Control
Michael Nouri	Salary(1)	$19,615(2)	$189,615(2)(4)	$170,000(4)(5)	$697,915(2)(4)(5)
	Equity (3)	—	$(496,800)	$(496,800)	$(496,800)
Henry Nouri	Salary(1)	$17,308(2)	$167,308(2)(4)	$150,000(4)(5)	$615,808(2)(4)(5)
	Equity (3)	—	$(496,800)	$(496,800)	$(496,800)
Scott Whitaker	Salary	—	—	—	—
	Equity (3)	—	—	—	$(165,569)
Nicholas Sinigaglia	Salary	—	—	—	—
	Equity (3)	—	—	—	$(5,000)
Thomas Furr	Salary(1)	—	$34,200(4)	—	—
	Equity (3)	—	—	—	$(248,400)
Gary Mahieu	Salary(1)	—	$119,355(4)	—	—
	Equity (3)	—	—	—	—

(1)	Assumes that all payments under Termination Payment (1) have been made at the time of termination.

(2)	Based on the maximum vacation the named executive officer can accrue.

(3)
The value of the equity payments is determined based on the intrinsic value (i.e., the value based on the closing price of the Company’s common stock less the per share exercise price of the option) of the options that would become vested if such termination occurred on December 29, 2006. Negative payment amounts indicate that the weighted average exercise price of these options exceeded the closing price of the Company’s common stock on December 29, 2006, which was $2.40 per share. Therefore, if the named executive officer is terminated while the options are underwater, the actual payout to the named executive officer related to such options would be zero.

(4)	Based on the employee’s base salary as of December 29, 2006.

(5)	Includes the annual cost of insurance coverage provided for the named executive officer and family as of December 31, 2006.

OWNERSHIP OF SECURITIES

Principal Stockholders and Share Ownership by Management

The following table sets forth certain information regarding beneficial ownership of the Company’s common stock as of May 28, 2007: (i) by each person who is known by the Company to beneficially own more than 5% of its common stock; (ii) by each of the Company’s named executive officers and directors; and (iii) by all of the Company’s officers and directors as a group.

Beneficial Owner Name and Address	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class
Atlas Capital SA 116 Rue du Rhone CH-1204 Geneva, Switzerland	2,347,288	13.1%
Doron Roethler(3) c/o Michal Raviv at Granot, Strauss, Adar & Co. 28 Bezalel Street Ramat Gan 52521, Israel	2,001,778	11.2%
Magnetar Capital Master Fund, Ltd. (4) c/o Magnetar Financial LLC 1603 Orrington Avenue Evanston, IL 60201	2,352,941	13.2%
Herald Investment Trust, PLC c/o Hare & Co.(5) 1 Wall Street New York, NY 10286	1,176,471	6.6%
Michael Nouri(6) c/o Smart Online, Inc. 2530 Meridian Parkway Durham, North Carolina 27713	1,052,407	5.9%
Scott Whitaker (7) c/o Smart Online, Inc. 2530 Meridian Parkway Durham, North Carolina 27713	52,883	0.3%

Nicholas A. Sinigaglia (8) c/o Smart Online, Inc. 2530 Meridian Parkway Durham, North Carolina 27713	40,000	0.2%
Henry Nouri(9) c/o Smart Online, Inc. 2530 Meridian Parkway Durham, North Carolina 27713	1,507,984	8.4%
Thomas Furr(10) c/o Smart Online, Inc. 2530 Meridian Parkway Durham, North Carolina 27713	429,737	2.4%
Gary Mahieu(11) c/o Smart Online, Inc. 2530 Meridian Parkway Durham, North Carolina 27713	48,127	0.3%
Jeffrey W. LeRose(12) c/o Smart Online, Inc. 2530 Meridian Parkway Durham, North Carolina 27713	25,000	0.1%
Shlomo Elia c/o Smart Online, Inc. 2530 Meridian Parkway Durham, North Carolina 27713	60,972	0.3%
Philippe Pouponnot c/o Smart Online, Inc. 2530 Meridian Parkway Durham, North Carolina 27713	50,750	0.3%
C. James Meese, Jr.(13) c/o Smart Online, Inc. 2530 Meridian Parkway Durham, NC 27713	10,000	0.0%
David E. Colburn (14) c/o Smart Online, Inc. 2530 Meridian Parkway Durham, NC 27713	0	0.0%
All officers and directors as a group (13 persons)	3,474,977	19.4%

(1)	All shares are common stock.
(2)
The preceding table was prepared based solely upon the information furnished to the Company by officers, directors and stockholders as of May 28, 2007 and from corporate stock transfer ledgers. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. As of May 28, 2007, there were 17,872,137 shares issued and outstanding, and the Company’s officers and directors beneficially owned approximately 3,474,977 shares, including shares which can be acquired upon exercise of stock options within 60 days after May 28, 2007, which options were treated the same as outstanding shares in calculating the percentage ownership of the Company’s officers and directors.

(3)
Includes (i) 1,323,619 shares owned by Greenleaf Ventures Ltd., a British Virgin Islands company, (ii) 121,116  shares owned by Crystal Management Ltd., a company registered in Anguilla, and (iii) 557,043 shares of common stock owned directly by Doron Roethler. Mr. Roethler exercises sole investment and voting power over the shares held by both Greenleaf Ventures, Ltd. and Crystal Management, Ltd.

(4)	Includes a warrant to purchase up to 784,314 shares of common stock which can be exercised within 60 days after March 31, 2007.
(5)	Includes a warrant to purchase up to 392,157 shares of common stock which can be exercised within 60 days after March 31, 2007.
(6)
Includes (1) 23,000 shares of common stock owned by a trust for which Michael Nouri is the trustee and is not a beneficiary and for which he exercises sole voting power, and (2) 290,000 shares which can be acquired upon the exercise of options which can be exercised at any time within the 60 days after May 28, 2007. Does not include 60,000 shares subject to options which cannot be exercised within 60 days after May 28, 2007, and does not include 264,731 shares owned by Ronna Nouri, wife of Michael Nouri.

(7)
Includes 28,783 shares which can be acquired upon the exercise of options which can be exercised at any time within the 60 days after May 28, 2007. Does not include 41,417 shares subject to options which cannot be exercised within 60 days after May 28, 2007.

(8)
Includes 30,000 shares issued as a restricted stock award under the Company’s 2004 Equity Compensation Plan, and 10,000 shares which can be acquired upon the exercise of options which can be exercised at any time within the 60 days after May 28, 2007. Does not include 40,000 shares subject to options which cannot be exercised within 60 days after May 28, 2007.

(9)
Includes 290,000 shares which can be acquired upon the exercise of options which can be exercised at any time within the 60 days after May 28, 2007. Does not include 60,000 shares subject to options which cannot be exercised within 60 days after May 28, 2007.

(10)
Includes 95,000 shares which can be acquired upon the exercise of options which can be exercised at any time within the 60 days after May 28, 2007. Does not include 30,000 shares subject to options which cannot be exercised within 60 days after May 28, 2007.

(11)	Does not include 105,365 shares held by Christine Mahieu, wife of Gary Maheiu.
(12)
Includes 15,000 shares issued as a restricted stock award under the Company’s 2004 Equity Compensation Plan, and 10,000 shares which can be acquired upon the exercise of options which can be exercised at any time within the 60 days after May 28, 2007.

(13)
Includes 10,000 shares which can be acquired upon the exercise of options which can be exercised at any time within the 60 days after May 28, 2007. Does not include 10,000 shares subject to options which cannot be exercised within 60 days after May 28, 2007.

(14)	Does not include 10,000 shares issued as a restricted stock award under the Company’s 2004 Equity Compensation Plan on May 31, 2007.

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT AUDITORS

The Audit Committee has appointed Sherb & Co., LLP (“Sherb”) to audit the consolidated financial statements of the Company for fiscal 2007. Sherb was first engaged as the Company’s independent auditors for fiscal 2005 and continues to serve as the Company’s independent auditors. A representative from Sherb is not expected to be present at the 2007 Annual Meeting, and thus will not have the opportunity to make a statement if he or she desires to do so and is not expected to be available to respond to appropriate questions.

Although stockholder ratification of the appointment is not required by law or the Company’s Bylaws, the Audit Committee determined that, as a matter of corporate governance, the selection of independent auditors should be submitted to the stockholders for approval. If the appointment of Sherb is not ratified by a majority of the shares cast at the 2007 Annual Meeting, the Audit Committee will consider the appointment of other independent auditors for subsequent fiscal years.

The Board of Directors recommends
stockholders vote FOR Proposal No. 2.

Report of the Audit Committee

  The Audit Committee serves at the pleasure of the Board of Directors and the role of the Audit Committee is to assist the Board of Directors in its oversight of the quality and integrity of the Company’s financial statements, compliance with legal and regulatory requirements, qualification and independence of the Company’s independent auditor, and performance of internal controls over financial reporting. The Audit Committee also is responsible for establishing procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. The full responsibilities of the Audit Committee are described in a written charter adopted by the Board of Directors, a copy of which is posted on the Company’s website at www.smartonline.com. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In the performance of its oversight function, the Audit Committee formally retained the Company’s independent audit firm, has reviewed and discussed with management and the independent auditors the audited financial statements and the processes that support certifications of the Company’s financial statements by the Company’s Chief Executive Officer and Chief Financial Officer. The Audit Committee has also discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect; has considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditors’ independence; and has discussed with the auditors the auditors’ independence.

The members of the Audit Committee in carrying out their duties are not engaged in the practice of accounting and do not act as auditors. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact independent.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

C. James Meese, Jr., Chairman
Jeffrey W. LeRose
Philippe Pouponnot
May 29, 2007

The Company engaged BDO Seidman LLP (“BDO”) as the Company’s independent registered public accountants during 2004. During fiscal 2005, however, the Audit Committee approved a change in auditors to audit the Company’s financial statements. The Audit Committee dismissed BDO effective November 15, 2005. The Audit Committee appointed Goldstein Golub Kessler LLP (“GGK”) to serve as the Company’s independent registered public accountants, effective November 15, 2005. GGK thus replaced BDO. There were no “disagreements” (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K) with BDO at any time during the year ended December 31, 2003 and December 31, 2004 and the period from January 1, 2005 through November 15, 2005 regarding any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that if not resolved to the satisfaction of BDO would have caused it to make reference to such disagreements in connection with its reports. In addition, during the same periods, no “reportable events” (as such term is defined in Item 304(a)(1)(v)(A) through (D) of Regulation S-K and its related instructions) arose in the context of the Company’s relationship with BDO.

The Company restated the interim financial statements in its Form 10-Q for the quarter ended June 30, 2005, because in consultation with BDO, it determined that its expenses for the second quarter were overstated by $506,000. The restated financial statements therefore decreased its loss by $506,000. See Note 7 to the financial statements in the Form 10-Q/A filed by the Company on November 22, 2005. The reports of BDO for each of the fiscal years ended December 31, 2004 and December 31, 2003 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles. However, the report of BDO contained an explanatory paragraph with respect to uncertainty as to the Company’s ability to continue as a going concern.

During each of the two most recent fiscal years and the period January 1, 2005 through November 14, 2005, neither the Company nor anyone on its behalf consulted with GGK with respect to any accounting or auditing issues involving the Company. In particular, there was no discussion by the Company with GGK regarding the type of audit opinion that might be rendered on its financial statements, the application of accounting principles applied to a specified transaction or any matter that was the subject of a disagreement or a “reportable event” as defined in Item 304(a)(1)(v) of Regulation S-K and its related instructions.

During fiscal 2006, the Audit Committee approved an additional change in auditors to audit the Company’s financial statements. Goldstein Golub Kessler LLP (“GGK”) resigned as the Company’s independent accountants, effective March 16, 2006. GGK notified the Company on March 17, 2006. Due to the short duration of GGK’s retention as the Company’s outside accounting firm, GGK never provided a report on its financial statements. From the time GGK was engaged as the Company’s independent auditors on November 15, 2005 to the date of the termination of that relationship on March 16, 2006, there have been no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which would have caused GGK to make reference to the subject matter in connection with its report, and there have been no “reportable events” (as that term is used in Item 304(a)(1)(v) of Regulation S-K).

On April 3, 2006, the Audit Committee engaged Sherb as the Company’s new independent accountant to be the principal accountant to audit its financial statements. During the fiscal years ended December 31, 2004 and 2005 and through April 3, 2006, neither the Company nor anyone on the Company’s behalf consulted with Sherb regarding: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K). Sherb’s report on the Company’s financials statement for fiscal 2005 contained an explanatory paragraph that raised substantial doubt about the Company’s ability to continue as a going concern. This going concern opinion was removed in Sherb’s report on the Company’s financial statements for fiscal 2006. Sherb’s reports on the financial statements of the Company for the two fiscal years ended December 31, 2005 and December 31, 2006 did not contain any other adverse opinion or disclaimer of opinion, nor were those opinions otherwise qualified or modified as to audit scope or accounting principles.

Principal Accounting Fees and Services

In 2004, the Company engaged BDO as its independent public accountant. In November 2005, the Company engaged GGK. The Company did incur expenses related to GGK’s work, although GGK resigned in March 2006 prior to releasing an audit opinion. In March 2006, the Company engaged Sherb as its principal accountant. The amounts billed under the categories referenced below may contain a combination of charges from the different firms that served as the Company’s independent accountant during its past two fiscal years.

Audit Fees. Aggregate fees billed for professional services rendered for the audit of the Company’s 2005 annual financial statements and reviews of financial statements included in its Quarterly Reports on Form 10-Q filed during 2005 were approximately $263,000. This amount represents fees incurred for audits of the Company’s annual statements for 2005, 2004, and 2003. Under the agreements with the Company’s auditors referenced above, the Company paid a single price for the audits of the financial statements for the three year period.

Aggregate fees billed for the audit of our 2006 annual consolidated financial statements, including the reviews of the Company’s Quarterly Reports on Form 10-Q filed during 2006, were approximately $76,000.

Audit-Related Fees. In 2005, the Company incurred fees of approximately $260,000 related to the audits of Computility and iMart for the years ended December 31, 2004, 2003 and 2002. Such audits were required for the acquisitions of these companies and related Form 8-K filings. Fees related to the 2005 audits of these entities are now part of the consolidated audit and included in “Audit Fees” above. There were no audit-related fees in 2006.

Tax Fees. The principal accountant did not provide professional services related to tax compliance, tax advice, and tax planning during fiscal years 2006 and 2005.

All Other Fees. None.

All audit and permissible non-audit services provided by the Company’s independent accountant, as well as the fees for such services, must be pre-approved by the Audit Committee. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approval decisions are reported to the full Audit Committee at a later time. Any pre-approval is generally for the current fiscal year, and any pre-approval is detailed as to the particular service or category of services. All audit and non-audit services provided by the Company’s independent accountant after the creation of the Audit Committee were pre-approved by or on behalf of the Audit Committee.

OTHER MATTERS

Other Business

Other than the election of directors and ratification of the appointment of Sherb & Co., LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007, as described in this proxy statement, the Board of Directors presently knows of no other business to be conducted at the 2007 Annual Meeting. The Company has not received any notice from a stockholder desiring to present a proposal for consideration at the meeting, including any director nomination. Should any other business properly come before the meeting, the persons named in the accompanying form of proxy may vote the shares represented by the proxy in their discretion, except that under the rules of the SEC the accompanying proxy cannot be voted for more than seven nominees.

2008 Annual Meeting of Stockholders

Pursuant to the rules of the SEC, stockholder proposals submitted for inclusion in the Company’s proxy statement and form of proxy for the annual meeting to be held in 2008 must be received by the Company not later than February 9, 2008, and must comply with the Commission’s rules in other respects.

Other stockholder proposals to be presented at the annual meeting in 2008, including director nominations, must comply with the notice requirements of the Company’s Bylaws and be delivered to the Company not later than April 21, 2008, nor earlier than March 22, 2008. Any such proposals should be sent via means that afford proof of delivery to the Secretary at the Company’s principal executive offices.

Procedures for Director Nominations

Under the charter of the Corporate Governance and Nominating Committee, the Committee is responsible for identifying, selecting or recommending qualified candidates for membership on the Board of Directors. In identifying candidates, the Committee takes into account such factors as it considers appropriate, which may include (a) knowledge in the technology industry generally, and Software-as-a-Service specifically, (b) experience in the areas of accounting and finance, (c) mature business judgment, (d) the candidate’s management and leadership experience, (e) the candidate’s ability to manage a crisis, and (f) the candidate’s knowledge of proper corporate governance.

The Governance and Nominations Committee is responsible for evaluating suggestions concerning possible candidates for election to the Board submitted to the Company, including those submitted by Board members (including self-nominations) and stockholders. All candidates, including those submitted by stockholders, will be evaluated by the Committee on the same basis as other candidates using the Board membership criteria described above and in accordance with applicable procedures. The Committee believes that the minimum qualifications for serving as a Company director are that a candidate demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the Company’s business and affairs and have an impeccable record and reputation for honest and ethical conduct in his or her professional and personal activities. Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition.

Once candidates have been identified, the Committee will determine whether such candidates meet the minimum qualifications for director nominees and will recommend qualified nominees to the Board of Directors. The full Board of Directors will then approve qualified nominees for appointment or election to the Board of Directors. The Company has engaged the National Association of Corporate Directors to assist the Committee in identifying and evaluating potential candidates.

Messrs. Colburn, Furr, LeRose, Meese, Elia, Pouponnot and Nouri were recommended for election to the Board of Directors at the 2007 Annual Meeting by the full Board of Directors upon recommendation of the Governance and Nominations Committee. Prior to the 2006 Annual Meeting, Mr. Elia was originally recommended for appointment to the Board of Directors by Atlas Capital, S.A. and Mr. Pouponnot was originally recommended for appointment by The Blueline Fund, L.P. Such recommendations were approved by the Governance and Nominations Committee for recommendation to the full Board of Directors and approved by the full Board of Directors for appointment to the Board. The Governance and Nominations Committee and the Board subsequently approved their recommendation to the Company’s stockholders for re-election. Any stockholder desiring to present a nomination for consideration by the Governance and Nominations Committee prior to the 2007 Annual Meeting must do so in accordance with the Company’s Bylaws. See “2008 Annual Meeting of Stockholders,” above.

Stockholder Communications with Directors

The Board of Directors, as a matter of policy, desires to facilitate communications between stockholders and directors to assist the Board in fulfilling its responsibilities to all stockholders. To that end, the Board has established a process for use by stockholders who desire to bring matters to the Board’s attention. The process is intended to provide stockholders one means of communicating with directors and is not intended to be exclusive.

Any stockholder who desires to send a communication to members of the Board may submit it either by e-mail addressed to Corporate.Secretary@smartonline.com or by mail addressed to the attention of the Corporate Secretary at Smart Online, Inc., P.O. Box 12794, Research Triangle Park, North Carolina 27709. All such communications should include the mailing address, telephone number and e-mail address, if any, of the person submitting the communication. All communications properly submitted under these procedures, except those deemed inappropriate as noted below, will be delivered to all members of the Board periodically, generally in advance of each regularly scheduled Board meeting. The Board has directed that the Secretary not forward communications which (a) are not reasonably related to the business of the Company, (b) concern individual grievances or other interests that are personal to the stockholder submitting the communication and that cannot reasonably be construed to present a matter of concern to stockholders generally or (c) under community standards, contain offensive, scurrilous or abusive content or that advocate engaging in illegal activities. If the Secretary, in his or her judgment, deems a communication inappropriate under the foregoing criteria, it will be returned to the person who submitted it together with a brief explanation of the reason why it has been deemed inappropriate for delivery.

Costs of Soliciting Proxies

The Company will bear the cost of this solicitation, including the preparation, printing and mailing of the proxy statement, proxy card and any additional soliciting materials sent by the Company to stockholders. The Company’s directors, officers and employees may solicit proxies personally or by telephone without additional compensation. The Company will also reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred in forwarding proxy soliciting materials to the beneficial owners.

Availability of Report on Form 10-K

A copy of the Company’s report on Form 10-K for the fiscal year ended December 31, 2006 is available on the Company’s website located at www.smartonline.com, as well as on the website of the SEC at www.sec.gov.

Stockholders Sharing the Same Last Name and Address

Only one annual report and proxy statement may be delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly upon written or oral request a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. Requests for additional copies should be directed to the Corporate Secretary by e-mail addressed to Corporate.Secretary@smartonline.com, by mail addressed to the attention of the Corporate Secretary at Smart Online, Inc., P.O. Box 12794, Research Triangle Park, North Carolina 27709 or by telephone at (919) 765-5000. Stockholders sharing an address and currently receiving a single copy may contact the Corporate Secretary as described above to request that multiple copies be delivered in future years. Stockholders sharing an address and currently receiving multiple copies may request delivery of a single copy in future years by contacting the Corporate Secretary as described above.

Principal Executive Offices

The Company’s principal executive offices are located at 2530 Meridian Parkway, 2nd Floor, Durham, North Carolina 27713, and the main telephone number at that location is (919) 765-5000.

Dated: June 4, 2007

VOTE BY INTERNET OR MAIL
QUICK *** EASY *** IMMEDIATE

SMART ONLINE, INC
Voting by Internet or Mail is quick, easy and immediate.As a stockholder of Smart Online, Inc., you have the option of voting your shares electronically through the Internet or by returning the proxy card below. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet must be received by 7:00 p.m., Eastern Time, on June 19, 2007.

Vote Your Proxy on the Internet:
Go to www.continentalstock.com.
Have your proxy card available when you access the above website. Click on “Proxy Voting Log In” and follow the prompts to vote your shares.

Vote Your Proxy by mail:
If you are not voting by Internet, mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided as soon as possible.

V' FOLD AND DETACH HERE AND READ THE REVERSE SIDE V'

PROXY

			WITHHOLD	FOR ALL
			AUTHORITY	EXCEPT		Please makr your votes like this	☒
		FOR ALL	FOR ALL	(See instructions
		NOMINEES	NOMINEES	below)		FOR	AGAINST	ABSTAIN
1. Election of Directors					2. Ratification of the appointment
NOMINEES:	01 Michael Nouri	☐	☐	☐	of Sherb & Co., LLP as
	02 Tom Furr				independent auditors for the fiscal
	03 Jeffrey W. LeRose				year ending December 31, 2007.	☐	☐	☐
04 Shlomo Elia
	05 Philippe Pouponnot				Any proxy heretofore given by the
	06 C. James Meese, Jr.				undersigned is hereby revoked.
07 David E. Colburn
Please complete, sign and return this proxy whether or not you intend to attend the meeting.

(Instruction: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and strike a line to through that nominee(s) name in the list above.)
To change the address on your account, please check the box at the right and indicate your new address in the address space to the left. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

					Please check box if you intend to attend the annual meeting in person.			☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature ________________________________________ Signature ________________________________________ Date _______________, 2007.
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY	SMART ONLINE, INC

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Michael Nouri and Tom Furr, and each of them individually, as proxies and attorneys-in-fact of the undersigned, with full power of substitution, to represent the undersigned and to vote, in accordance with the directions in this proxy, all of the shares of stock of Smart Online, Inc. which the undersigned is entitled to vote at the 2007 Annual Meeting of Stockholders of Smart Online, Inc. to be held at Hilton Hotel - Raleigh-Durham Airport, 4810 Old Page Road, Research Triangle Park, North Carolina 27709, on Wednesday, June 20, 2007, at 9:30 a.m. local time, and at any and all adjournments thereof.

Shares represented by this proxy will be voted as directed on the reverse. Unless a contrary direction is indicated, the shares will be voted FOR election of the director nominees listed on the reverse, and FOR the ratification of the appointment of Sherb & Co., LLP as the independent auditors of the Company for the fiscal year ending December 31, 2007, and, in the discretion of the persons acting pursuant to this proxy, on any other matters that properly come before the meeting or any adjournments thereof, all as more specifically set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated June 4, 2007, receipt of which is hereby acknowledged.

(Please sign and date on the reverse side and promptly return in the enclosed envelope.)